CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption "Experts" in the Post-Effective Amendment No. 1 to the Registration Statement (Form S-1 No. 333-177360) and related Prospectus of FriendFinder Networks Inc., Interactive Networks, Inc. and the subsidiary guarantors named in Schedule A thereto dated April 3, 2012, and to the incorporation by reference therein of our report dated March 29, 2012, with respect to the consolidated financial statements and schedule of FriendFinder Networks Inc., included in its annual report (Form 10-K) for the year ended December 31, 2011 filed with the Securities and Exchange Commission.

/s/ EisnerAmper LLP

New York, New York

March 29, 2012